Exhibit 10.1

AMENDMENT TO

COOPERATION AGREEMENT

This Amendment to Cooperation Agreement (this “Amendment”), which amends that certain Cooperation Agreement, dated April 11, 2016 (the “Agreement”) by and among Outerwall Inc., a Delaware corporation (the “Company”), the persons and entities listed on Annex A thereto (collectively, the “Engaged Group” and, for clarity and as applicable, including each member thereof acting individually), and Jeffrey J. Brown (“Mr. Brown”) in his capacity as the Initial Independent Director (as defined in the Agreement) is entered into as of August 2, 2016 and is by and among the Company and each of the members of the Engaged Group (each of the Company and the Engaged Group, a “Party” to this Amendment, and collectively, the “Parties”). Unless the context requires otherwise, all capitalized terms used in this Amendment, but not defined herein, shall have the meanings given to such terms in the Agreement.

W I T N E S S E T H:

WHEREAS, pursuant to Section 15 of the Agreement, the Agreement may be modified in writing signed by an authorized representative of each of the Company and the members of the Engaged Group;

WHEREAS, on July 24, 2016, the Company and its wholly owned subsidiary, Redbox Automated Retail, LLC, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Aspen Parent, Inc., a Delaware corporation (“Parent”), Aspen Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent, and Redwood Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent, providing for the acquisition of the Company by Parent in an all cash transaction (the “Merger”), with the Company surviving the Merger as a wholly owned, non-publicly traded subsidiary of Parent; and

WHEREAS, the Parties have determined to enter into this Amendment to postpone the Engaged Group’s right to cause the Board to appoint the Additional Independent Directors during the term of the Merger Agreement.

NOW THEREFORE, in consideration of and reliance on the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1. Amendments to Section 1(a) of the Agreement.

(a) Clause (3)(x) of Section 1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(3)(x) appoint two (2) additional directors to be submitted in good faith by the Engaged Group promptly after (and no earlier than) any termination of the Merger Agreement pursuant to Article VII thereof, and reviewed, approved and appointed by the Board in accordance with the procedures set forth in Section 1(a)(ii) (each, an “Additional Independent Director” and, together with the Initial Independent Director, the “New Nominees”) effective with respect to each such Additional Independent Director, as of (1) if such Additional Independent Director was previously submitted to the Company as a candidate to fill an Additional Independent Director seat on June 20, 2016, the date that is fifteen (15) business days after a resubmission of candidacy, subject to applicable recommendation by the Nominating and Governance Committee and approval and appointment by the Board in accordance with Section 1(a)(ii), or (2) if such Additional Independent Director was not submitted to the Company as a candidate to fill an Additional Independent Director seat on June 20, 2016, the date of the Board approval and appointment of such Additional Independent Director in accordance with Section 1(a)(ii) of this Agreement, one such director being in the class of directors with a term expiring at the Company’s 2018 annual meeting of stockholders (the “2018 Annual Meeting”) and the other such director being in the class of directors with a term expiring at the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”); provided that the Engaged Group shall have no right to submit candidates to fill the seats of the Additional Independent Director on or after the date on which the Engaged Group’s aggregate ownership of Common Stock decreases to less than the Minimum Ownership Threshold,”

(b) The final sentence of the initial paragraph of Section 1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“In no event shall the Engaged Group be required to put forth candidates for appointment as Additional Independent Directors, provided that if the Engaged Group has not put forth such candidates for appointment by the twentieth (20th) business day after the termination of the Merger Agreement, then all rights of the Engaged Group and responsibilities of the Company relating to appointment of Additional Independent Directors shall terminate.”

(c) The first sentence of Section 1(a)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“If a termination of the Merger Agreement occurs pursuant to Article VII thereof, the Engaged Group shall promptly recommend candidates to fill the seats of the Additional Independent Directors to the Company in order that procedures outlined herein can be appropriately and timely followed.”

(d) The penultimate sentence of Section 1(a)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Upon the recommendation of an Additional Independent Director candidate by the Nominating and Governance Committee, the Board shall review, approve and vote on the appointment of such person to the Board no later than five (5) business days after the Nominating and Governance Committee’s recommendation of such person, as applicable, and if approved by the Board, appointment would be effective as of the date of such appointment; provided, however, that if the Board does not approve and appoint such Additional Independent Director, as applicable, to the Board, the Parties shall continue to follow the procedures of this Section 1(a)(ii) until an Additional Independent Director is approved and appointed to the Board.

2. Amendments to Section 1(b)(v) of the Agreement.

Section 1(b)(v) of the Agreement is hereby amended to insert the following provision as the final sentence of Section 1(b)(v):

“Notwithstanding anything contained in this Agreement to the contrary, until any termination of the Merger Agreement pursuant to Article VII thereof the Board agrees not to accept the resignation letter delivered to the Company by the Initial Independent Director on April 11, 2016 that would otherwise become effective as a result of the Engaged Group’s aggregate beneficial ownership of Common Stock of the Company decreasing to less than the Minimum Ownership Threshold.”

3. Amendments to Section 5 of the Agreement.

The final paragraph of Section 5 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Notwithstanding the foregoing, the provisions of Section 7 through Section 12 and Section 15 shall survive the termination of this Agreement. Further, in the event of any termination of the Merger Agreement pursuant to Article VII thereof, the rights and obligations with respect to the submission and appointment of candidates to fill the seats of the Additional Independent Director as set forth in Section1(a) shall survive the termination of this Agreement. In addition, the provisions of Section 1(b)(viii), Section 13 and Section 14 shall survive the termination of this Agreement and remain in effect throughout each of the New Nominees’ (or the Engaged Replacement Directors’) continued service as a member of the Board. No termination pursuant to Section 5(a) shall relieve any Party from liability for any breach of this Agreement prior to such termination.”

4. Communications. The Engaged Group hereby consents to any filing of this Amendment by the Company on Form 8-K as required by SEC rules and regulations applicable to the Company. The Company hereby

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consents to the filing of this Amendment by the Engaged Group on an amendment to its Schedule 13D relating to the Company. The Company, with respect to its Form 8-K, and the Engaged Group, with respect to its amendment to its Schedule 13D, will provide the other Party, prior to each such filing, a reasonable opportunity to review and comment on such documents, and each such Party will consider any comments from the other Party in good faith.

5. Miscellaneous.

(a) Continuation of Agreement. After the date hereof, each reference in the Agreement to “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Agreement as amended hereby. Except as specifically provided for in this Amendment, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

(b) Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be considered one and the same agreement to amend the Agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery).

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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

OUTERWALL INC.

By:	/s/ Erik E. Prusch
Name:	Erik E. Prusch
Title:	Chief Executive Officer

[Signature Page to Amendment]

ENGAGED GROUP*

Engaged Capital Flagship Master Fund, LP

By:	Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Founder and Chief Investment Officer

Engaged Capital Co-Invest III, L.P.

By:	Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Founder and Chief Investment Officer

Engaged Capital Fund, LP

By:	Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Founder and Chief Investment Officer

Engaged Capital Fund, Ltd.

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Director

*	Engaged Capital Master Feeder I, LP, Engaged Capital I, LP and Engaged Capital I Offshore, Ltd. were closed on June 1, 2016 and therefore are not included as signatories to this Amendment. Effective July 1, 2016, Engaged Capital Master Feeder II, LP changed its name to Engaged Capital Flagship Master Fund, LP, Engaged Capital II, LP changed its name to Engaged Capital Fund, LP and Engaged Capital II Offshore Ltd. changed its name to Engaged Capital Fund, Ltd.

[Signature Page to Amendment]

Engaged Capital, LLC

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Founder and Chief Investment Officer

Engaged Capital Holdings, LLC

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Sole Member

/s/ Glenn W. Welling
Glenn W. Welling

[Signature Page to Amendment]